Exhibit 10.15

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (this "Agreement"), made this 22 day of January, 2007 (the "Execution Date"), by and between, Consonus Technologies, Inc., a Delaware corporation ("Parent"), having offices at 301 Gregson Drive, Cary, North Carolina 27511 and William M. Shook, an individual residing at 116 Bosswood Court, Cary NC 27511 ("Executive").

W I T N E S S E T H:

        WHEREAS, Parent through its affiliates and/or subsidiaries is engaged in the business of owning and operating computer data centers and integrating businesses and technology; and

        WHEREAS, Executive is employed as Executive Vice President of Sales and Marketing of Strategic Technologies, Inc., a wholly owned subsidiary of Parent ("STI"); and

        WHEREAS, Parent considers Executive's experience, knowledge and qualifications to be unique and valuable to Parent and/or its affiliates and subsidiaries; and

        WHEREAS,    Parent wishes to employ Executive as Executive Vice President, Head of Sales and Marketing of Parent, such that upon effectiveness of this Agreement, Executive will be employed by both Parent and STI; and

        WHEREAS, STI has certain term indebtedness and trade indebtedness owing to GE Access Distribution pursuant to a loan agreement between GE Access and STI (the "GE Debt");

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1)    Employment. Upon an initial public offering of Parent's common stock and the repayment of the GE Debt from the proceeds of such initial public offering (the "Effective Date"), Parent hereby agrees to employ Executive, and Executive hereby agrees to accept employment as Executive Vice President, Head of Sales and Marketing ("EVP") of Parent, upon the terms and subject to the conditions specified herein. In his capacity as EVP, Executive shall carry out the responsibilities and duties specified on Exhibit A attached hereto and incorporated by reference herein. In addition, the parties may, by mutual consent, modify Executive's responsibilities and duties specified on Exhibit A from time to time provided that the modified responsibilities and duties are reasonable and consistent with Executive's role as EVP. In addition, Executive shall carry out such other reasonable responsibilities and duties as may be assigned to him from time to time by the Chief Executive Officer of Parent which are reasonable and consistent with Executive's position as EVP. Executive shall be subject to the direction of the Parent's Chief Executive Officer in the performance of his duties hereunder. For so long as he is elected by the shareholders of Parent, Executive will be a Director on the Board of Directors with full voting privileges.

Executive hereby agrees and represents that his employment, and the performance of his duties hereunder, do not violate any agreement or legal obligation existing between Executive and any other person or entity; provided, however, that during the Term (as herein defined), Executive shall continue to be employed by and perform the duties that he performed as Executive Vice President of Sales and Marketing of STI prior to the execution of this Agreement.

2)    Term. Subject to the provisions for earlier termination contained herein, the initial term of this Agreement shall be for a period of three (3) years, commencing on the Effective Date hereof and ending on the third anniversary of the Effective Date (the "Initial Term"). Thereafter, this Agreement shall automatically renew for additional and successive terms of one (1) year each (the "Renewal Term(s)"), unless either Parent or Executive elects not to renew this Agreement upon the expiration of the Initial Term or any Renewal Term by providing written notice of such non-renewal to the other party at least sixty (60) days prior to the expiration of the then current term ("Notice of Nonrenewal"). (Together, the Initial Term and any Renewal Term(s) shall be referred to as the "Term.")

3)    Time. Executive shall devote his full business time, attention and reasonable efforts to the performance of his duties hereunder and shall perform such duties ably, faithfully and diligently. During the Term, Executive shall not be engaged in any other business activity or venture, whether or not such business activity or venture is pursued for gain, profit or other pecuniary advantage, which is competitive with the business of Parent and/or STI, or which will materially affect, impede, prohibit, or restrict in any manner or degree his ability to perform his obligations under this Agreement. The devotion of reasonable periods of business time by Executive for personal purposes, outside business activities, or charitable activities, including serving on one or more boards of directors, shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of Parent and/or STI.

4)    Compensation.

a)    Base Salary. During the Term, Executive shall be paid at a rate of no less than Two Hundred Ten Thousand Dollars ($210,000) per year as his base salary (the "Base Salary"). Such Base Salary will be paid by Parent and/or STI in accordance with their regular payroll practice and procedures and subject to increase (but not decrease) in accordance with practices generally applicable to executive employees of Parent and STI. STI or Parent, as applicable, shall withhold from the Base Salary all sums required by federal, state and local laws, including, but not limited to, taxes, social security, and all other appropriate sums together with any sums that Executive may agree upon.

b)    Car Allowance. In addition, during the Term, Executive shall be provided a car allowance, payable by STI until repayment of the GE Debt and thereafter by Parent and/or STI, of $500 per month, plus payment of his business-related gas charges.

c)     Participation in Benefit Plans. During the Term, Executive shall continue to participate in all STI employee benefits and plans under the same terms and to the same extent as he had participated prior to the execution of this Agreement. Executive shall also be entitled to participate in, and receive benefits under any health and accident plan, 401(K) savings plan or other retirement plan or any other benefit plan or arrangement that Parent may offer to its employees from time to time, which benefits shall in the aggregate be similar in terms, conditions and/or coverage as those provided to Executive by STI. Executive's participation shall be subject to the terms and conditions of such plans and arrangements, as the same may be amended from time to time. Executive shall also be entitled to participate in any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health and accident plan, or any other employee benefit plan or arrangement (if any) made available in the future by Parent to its key employees on terms that are no less favorable than those offered to other executives of Parent.

d)    Incentive Compensation. During the Term, Executive shall be eligible to receive incentive compensation based upon the achievement of certain quarterly financial and focus area goals to be determined and agreed upon in advance (the "Incentive Compensation"). The Incentive Compensation will be paid quarterly and annually by Parent and/or STI within sixty (60) days following the close of each fiscal quarter. Executive and the Chief Executive Officer of Parent shall mutually agree to quarterly and annual goals for Executive's Incentive Compensation based upon the business plan of Parent and/or STI, and Executive shall continue to be paid the Incentive Compensation based upon his percentage of achievement of such goals; provided, however, that the amount of the potentially achievable incentive compensation shall be no less than the compensation set forth in Exhibit B and a significant portion of the Incentive Compensation shall continue to be paid no less than quarterly. The Incentive Compensation will be based upon mutually agreed to quarterly and annual goals that will include, without limitation, a quantitative measure of Economic Value Added ("EVA") and qualitative measures. EVA will be comprised of such concepts as EBITDA, net operating profit after tax, revenues, pipeline growth, sales force productivity, utilization, growth and profitability in the hosting business, increase in the rate of hosting attached to new sales, increasing mix of recurring revenue business to entire revenue base, gross margin contribution, performance of the Company's stock price in the event that the Company goes public, and EBITDA margins improvements, amongst others, and adjusted for such concepts as research and development expenses and cost of capital, amongst others. STI or Parent, as applicable, shall withhold from the Incentive Compensation all sums required by federal, state and local laws, including, but not limited to, taxes, social security, and all other appropriate sums together with any sums that Executive may agree upon.

e)    Vacation Days and Sick Days. Each year, Executive shall be entitled to twenty (20) paid vacation days and ten (10) paid holidays. If at any time during the Term, Parent's policy for key employees provides a greater number of paid vacation, holiday or sick days, then Executive's paid days off shall increase to be consistent with such policy. In the event of termination of this Agreement for any reason during the Term, all accrued vacation days, holidays and sick days shall be paid to Executive pro rata as of the effective date of termination.

f)     Out of Pocket Expenses. STI and/or Parent will provide (or continue to provide, in the case of STI) a company credit card, and will pay for all reasonable, necessary and customary business expenses incurred by Executive and charged to the card. In addition, Parent and/or STI will reimburse Executive for reasonable necessary and customary expenses incurred by him in the performance of his duties hereunder in accordance with STI's and/or Parent's policies, provided Executive promptly provides documentation therefor in accordance with applicable policies, as same may be amended from time to time. Such documented reimbursement shall be paid by to Executive within fifteen (15) days after the end of each calendar month during which Executive incurs such expenses.

g)     Insurance and Indemnification. During the Term, Parent and/or STI shall continue, at their expense, existing STI life insurance coverage for Executive under Unum Provident Life. In no event shall such coverage be eliminated or reduced during the Term. In addition, Parent shall provide for directors and officers liability insurance coverage of the Executive in an amount that is reasonable and customary for a comparable company and on terms and conditions consistent with market standards, and Parent shall indemnify the Executive to the extent permitted pursuant to applicable law, and to the extent any claim is not fully covered by such insurance.

5)    Termination

a)    Termination Upon Death. This Agreement shall automatically terminate in the event of Executive's death on the date of his death.

b)    Termination Upon Disability. Parent may terminate this Agreement by written notice to Executive in the event of the Incapacity of Executive. For purposes of this Agreement, the term "Incapacity" shall mean that Executive is unable to perform the essential functions of his job, with or without a reasonable accommodation, by reason of illness, physical or mental disability or other incapacity, for a continuous period of one hundred twenty (120) consecutive days. A continuous period of Incapacity shall not be deemed interrupted until Executive returns to substantially full time employment for a period of at least ten (10) consecutive business days.

c)    Termination for Cause. This Agreement and Executive's employment by Parent may, at Parent's election, be terminated for Cause. Such termination shall be effective upon Parent giving Executive written notice of its intention to terminate. For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following events:

i)     Executive's material failure to perform the essential functions of his job due to the use or abuse of illegal drugs or alcohol;

ii)    Executive's conviction or plea of no contest to a felony or a crime involving moral turpitude by Executive, which conviction or plea has or is likely to have a materially adverse effect on Parent, including damage to its reputation;

iii)   Executive's breach of any provision of this Agreement which has or is likely to have a materially adverse effect on Parent;

iv)    Executive's breach of Section 7 or 8 of this Agreement, other than a non-material and inadvertent breach;

v)     Executive's willful acts of malfeasance or misfeasance which acts have or are likely to have a materially adverse effect on Parent;

vi)    Executive's actions constituting theft, embezzlement or fraud with respect to the property or business of Parent.

Provided, however, that prior to the termination of Executive's employment for "Cause" pursuant to Subsections (iii) or (iv), above, Parent shall provide Executive with ten (10) business days written notice of such grounds for termination and the opportunity for Executive to cure said cause for termination if such cause is reasonably capable of being cured.

d)    Termination by Executive for Good Reason. Executive may terminate his employment and this Agreement for "Good Reason." Such termination shall be effective upon Executive's giving Parent written notice of his intention to terminate. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events:

i)     Parent's material breach of any provision of this Agreement, which breach, if capable of cure, is not cured within ten (10) business days after Executive shall have provided written notice of such breach to Parent;

ii)    Parent's material breach of any other agreement between Parent and Executive, which breach, if capable of cure, is not cured within ten (10) business days after Executive shall have provided written notice of such breach to Parent;

iii)   Any material diminution in Executive's Base Salary, Incentive Compensation, other compensation, benefits, title, duties or status as Executive Vice President of Sales and Marketing of Parent; or

iv)    Any requirement by Parent that Executive, without his consent, relocate to or report to as his principal place of employment any location more than thirty (30) miles from Cary, North Carolina.

e)    Termination By Parent other than for Cause, Death or Disability. Parent may terminate Executive's employment and this Agreement at any time without Cause or the Incapacity of Executive upon sixty (60) days' written notice by Parent to the Executive; provided, that Parent may provide continued Base Salary payments for all or a portion of such 60-day period in lieu of such notice.

f)     Termination by Executive Other than for Good Reason. Following the repayment of the GE Debt, Executive may terminate his employment and this Agreement at any time without Good Reason upon sixty (60) days' written notice by Executive to Parent; provided, that Parent may provide continued Base Salary payments for all or a portion of such 60-day period in lieu of such notice.

6)    Payments in Connection with Termination

a)    Payments upon Termination due to Death or Disability. Upon the termination of this Agreement and Executive's employment by Parent due to Executive's death or disability pursuant to Paragraphs 5(a) or 5(b), Executive shall not be entitled to receive any further compensation, rights or benefits hereunder, and same shall immediately terminate (excepting any death or insurance benefits pursuant to this Agreement or any benefit plan provided by Parent), other than the payment of Executive's earned but unpaid Base Salary and accrued vacation, holiday and sick days (if any) through the date of termination; all vested equity; and as provided by applicable law.

b)    Payments upon Termination by Executive's Notice of Nonrenewal, for Cause or Without Good Reason. Upon the termination of this Agreement and Executive's employment by Executive's Notice of Nonrenewal pursuant to Paragraph 2, by Parent for Cause pursuant to Paragraph 5(c), or by Executive without Good Reason pursuant to Paragraph 5(f), Executive shall not be entitled to receive any severance or other compensation, rights or benefits hereunder and same shall immediately terminate, other than the payment of Executive's earned but unpaid Base Salary and accrued vacation, holiday and sick days (if any) through the date of termination; all vested equity; and as provided by applicable law.

c)     Payments upon Termination by Parent's Notice of Nonrenewal, by Executive for Good Reason or by Parent other than for Cause, Death or Disability. Upon the termination of this Agreement and Executive's employment by Parent's Notice of Nonrenewal pursuant to Paragraph 2, by Executive for Good Reason pursuant to Paragraph 5(d) or by Parent other than for Cause, Death or Disability pursuant to Paragraph 5(e), Executive shall be entitled to receive the following as severance (the "Severance"): (i) Parent will pay to Executive his then-current Base Salary for a period that is the greater of: (A) six (6) months or (B) through the expiration of the then current Term (whether the Initial Term or a Renewal Term) (the "Severance Period"); and (ii) Parent will provide Executive and his spouse and covered dependants with paid benefits at the same level and upon the same terms and conditions as provided immediately prior to Executive's termination for the duration of the Severance Period or until Executive (including his spouse and any covered dependants) is covered by benefits plans that are at least as favorable in cost and coverage as the plans under which he (including his spouse and any covered dependants) was covered prior to his termination. In addition, upon the termination of this Agreement and Executive's employment by Parent's Notice of Nonrenewal pursuant to Paragraph 2 or by Parent other than for Cause, Death or Disability pursuant to Paragraph 5(e), Parent will pay to Executive his Incentive Compensation at the level provided for meeting 50% of his then-established goals through the entire Severance Period.

Parent may condition Executive's receipt of the Severance hereunder upon Executive's written release of any claims against Parent based upon the termination of his employment.

d)    Automatic Termination of Severance Payments. Notwithstanding any provision of this Agreement to the contrary, if, prior to the end of the Severance Period, the Executive (i) materially violates Paragraphs 7 or 8 of this Agreement hereof or (ii) revokes or violates the release (if a release is required by Parent), Parent shall have no obligation to make any of the payments that remain payable by Parent under Paragraph 6 on or after the date of such violation.

7)    Nondisclosure of Information.

a)    Executive recognizes and acknowledges that the business and financial records, customer and supplier lists, business contacts, contracts, trade secrets, confidential methods of operations of Parent and other related information, as they may exist from time to time, are valuable, special and unique assets of Parent, access to and knowledge of which are essential to the performance of the duties of Executive hereunder. Executive acknowledges that such information is not generally known in the trade and that such information provides Parent with a competitive edge in its market area. In that regard, Executive acknowledges and agrees that Parent has taken and is taking reasonable steps to protect the confidentiality of, and legitimate interest in, said information. Executive therefore agrees that he will not, during the term hereof, or after termination hereof, disclose any of such records, contracts, business contacts, lists, secrets, information, processes or methods to any Person (as defined herein) for any reason or purpose whatsoever except in connection with the performance of his duties hereunder, nor shall he make use of any such property for his own purposes or for the benefit of any Person except Parent. Executives obligation set forth herein shall not include any business and financial records, customer and supplier lists, business contacts, contracts, trade secrets, confidential methods of operations of Parent and other related information which: (i) was publicly known and made generally available in the public domain prior to the time of disclosure by Parent to Executive; (ii) becomes publicly known and made generally available after disclosure by Parent to Executive through no action or inaction of Executive; or (iii) is already in the possession of Executive at the time of disclosure by Parent as shown by the Executive's files and records immediately prior to the time of disclosure. Notwithstanding the foregoing, in the event that Executive is requested or required, in connection with any proceeding by or before a governmental authority, to disclose confidential information, Executive will give Parent prompt written notice of such request or requirement so that Parent may seek a protective order or other appropriate relief. In the event that such protective order or other remedy is not obtained or Parent waives the right to seek such an order or other remedy, Executive may, without liability under this Paragraph 7(a) furnish only that portion of the confidential information which Executive is legally required to disclose; provided that Executive gives Parent written notice of the information to be disclosed as far in advance of its disclosure as practicable and uses his reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

b)    For purposes of this Agreement, "Person" as used herein means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, firm, company, estate or unincorporated organization.

8)    Restrictive Covenants.

a)    During the period of his employment by Parent hereunder and for a period of twelve (12) months after the termination or expiration of his employment with Parent (including any successor or assign of Parent), for any reason whatsoever, Executive agrees that he will not, on his own account, or as an employee, consultant, adviser, partner, member, co-venturer, owner, officer, lender, director or stockholder of any other Person:

i)     directly or indirectly, solicit (though this shall not be deemed to include general advertisements and business efforts not performed or assisted by Executive) customers or prospective customers of Parent with whom Executive had contact during the five (5) years prior to the termination of his employment for the purposes of providing any service that is competitive with Parent;

ii)    directly or indirectly, for himself or on behalf of any other Person in which he may now, or shall hereafter, have any direct or indirect business or employment interest, induce or attempt to induce, in any manner whatsoever (though this shall not be deemed to include general job placements and advertisements), any employees of Parent to leave the employ of Parent and/or to seek or accept employment with Executive or any such Person, nor shall Executive negotiate with any such employee while Executive is in the employ of Parent with respect to such person's present or future employment; or

iii)   be associated, in the same or a substantially similar capacity as he was associated with Parent, with any business that is directly competitive with the business of Parent and is located in the states of Utah or North Carolina or any other states that Parent conducts business in where such business accounts for at least 5% of Parent's annual revenues at the time of termination or expiration of Executive's employment with Parent; provided that if this area is deemed overly broad, the restricted area shall be North Carolina; provided further, if this area is deemed overly broad, the restricted area shall be Wake County in the State of North Carolina.

b)    Executive further acknowledges and agrees that in view of the unique position of and services rendered by Executive to Parent, and of the business activities of Parent, the time period, scope of activities and territorial scope specified above are the fair, appropriate and minimum reasonable time period, scope of activities and territorial restrictions necessary to protect Parent in the full use of the good will of the business conducted by Parent. Executive further agrees that monetary damages cannot fully compensate Parent in the event of a violation of the foregoing restrictive covenants, and the covenants of Paragraph 7, and therefore consents to Parent, in case of violation, having injunctive relief without bond or notice in addition to such other relief as may be available in equity or at law. No waiver of any violation hereof shall be implied by Parent's forbearance or failure to take action in pursuance hereof. All covenants and provisions of Paragraph 7 and this Paragraph 8 shall constitute a series of separate covenants, and if any particular portion of Paragraph 7 or this Paragraph 8 shall be adjudicated invalid or unenforceable, the same shall be deemed deleted without affecting the validity or enforceability of other portions or provisions hereof, and such deletion shall apply only with respect to the operation of said paragraphs in the particular jurisdiction in which such adjudication is made. Further, to the extent that any provision hereof is deemed unenforceable by virtue of its scope in terms of territory, length of time, scope of activities or otherwise, but may be made enforceable by limitations or revisions thereon, the parties agree that such limitations or revisions may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any such jurisdiction in which enforcement is sought.

c)     Executive acknowledges and agrees that, notwithstanding the restrictive covenants contained herein, Executive can still be employed by other businesses without violating the provisions hereof and that such restrictions will not prevent Executive from earning a living.

d)    Executive acknowledges that the compensation package being paid by Parent to Executive hereunder includes consideration specifically for Executive's full compliance with the terms and conditions of Paragraph 7 and this Paragraph 8 hereof.

9)    Return of Documents. Upon termination of his employment with Parent for any reason, Executive shall forthwith deliver to Parent and return, and shall not retain, any originals or copies of, any books, papers or price lists of Parent, customer lists, files, books of account, notes and other documents and data or other writings, tapes or records of Parent maintained by or in the possession of Executive (all of the same are hereby acknowledged and agreed to be the property of Parent).

10)  Waiver of Breach. Any waiver of any of the provisions of this Agreement, or of any breach, inaccuracy in or non-fulfillment of any of the provisions hereof, or of any representations, warranties or obligations under or contemplated hereby, shall not be effective unless made in a writing and signed by the party against whom enforcement of any such waiver is sought. A waiver given in any case shall only apply with respect to that particular act or omission, and shall not be effective as to any further acts or omissions, regardless of whether they are of the same or similar nature.

11)  Miscellaneous.

a)    Notices. Any and all notices required hereunder shall be in writing and shall be deemed to be delivered and received

(i)     if personally delivered or, if delivered by telegram, facsimile, email or courier service, when actually received by the party to whom notice is sent (or upon confirmation of receipt received by the sender), or (ii) if delivered by mail, at the close of business on the second (2nd) business day next following the day when placed in the mail, postage prepaid, certified or registered, return receipt requested addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

  If to Executive:

  William M. Shook
  116 Bosswood Court
  Cary, NC 27511
  Facsimile:
  Email: willy@stratech.com

  with a copy to (which shall not constitute notice):

  Wyrick Robbins Yates & Ponton LLP
  Attn: Lisa D. Inman
  4101 Lake Boone Trail, Suite 300
  Raleigh, NC 27607
  Facsimile: (919) 781-4865
  Email: linman@wyrick.com

  If to Parent:

  Knox Lawrence International, LLC
  245 Park Avenue, 39th Floor
  New York, NY 10167
  Attn: Mr. Nana Baffour
  Facsimile: (212) 202-4168
  Email: nbaffour@knoxlawrence.com

  with a copy to (which shall not constitute notice):

  Greenberg Traurig, LLP
  3290 Northside Parkway, N.W.
  Suite 400
  Atlanta, Georgia 30327
  Attention: Theodore I. Blum, Esq.
  Facsimile No.: (678) 553-2621
  Email: blumt@gtlaw.com

b)    Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties with respect to the subject matter addressed herein, and all prior discussions, understandings, negotiations and agreements, whether oral or in writing, are superseded and merged herein. This Agreement may not be changed, modified or rescinded orally but only by an agreement in writing signed by the party against whom enforcement of any change, modification or rescission is sought.

c)     Benefit and Assignability. This Agreement shall inure to the benefit of and shall be binding upon Parent and Executive, and their respective heirs, legal or personal representatives, successors and permitted assigns. The duties, obligations, rights and benefits of Executive under this Agreement are personal to him and no such duty, obligation, right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

d)    Governing Law. All questions pertaining to the validity, constructing, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the conflicts or choice of law provisions thereof.

e)    Remedies. No remedy herein conferred upon or reserved to a party is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or in connection with this Agreement, any other agreement, and now or hereafter existing at law or in equity.

f)     Enforceability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

g)     Attorney's Fees. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the arbitrator.

h)    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

i)     Acknowledgment. Executive acknowledges that he has read this entire agreement, that he is familiar with all of the terms and conditions of this Agreement, that he has capacity to understand the terms hereof, and by executing this Agreement agrees to be bound by the terms hereof.

j)     Survival. The provisions of Paragraphs 4 (as applied to calculation of severance and benefits), 6 (as applied to payment and calculation of severance and benefits), 7, 8, 9 and 11 shall survive and continue in full force and effect notwithstanding the termination of this Agreement and the termination of Executive's employment with Parent hereunder.

k)    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

[Signatures Appear on the Following Page.]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement all on the day and year first above written.

CONSONUS TECHNOLOGIES, INC.
By:	/s/ MICHAEL G. SHOOK Michael G. Shook, Chief Executive Officer
EXECUTIVE
By:	/s/ WILLIAM M. SHOOK William M. Shook

SIGNATURE PAGE TO W. SHOOK EMPLOYMENT AGREEMENT

Exhibit A

Description of Duties and Responsibilities

Executive shall oversee the operations of Consonus, and shall perform the following duties:

(i)    Identify and pursue new profitable revenue opportunities,

(ii)   Maintain current book of business including renewals,

(iii)  Negotiate and close contracts with new clients, vendors and sub-contractors,

(iv)  Perform any such other responsibilities and duties as may be assigned by the CEO from time to time.

Exhibit B

The following information reflects the Incentive Compensation Plan for William Shook prior to the Effective Date and is included herein only to reflect the amount of the potentially achievable incentive compensation under this Agreement.

Incentive Compensation Plan

Base Incentive Compensation ("Leverage") at achievement of 100% of all goals equals a total of $105,000 per year or $26,250 per quarter. Leverage Amount is distributed as follows:

        30% for booking budgeted profit and loss margin goal (at 100% of goal, $31,500 per year or $7,875 per quarter);

        30% for meeting professional services goal, including outside contractors (at 100% of goal, $31,500 per year or $7,875 per quarter);

        20% for meeting budgeted operating income goal (at 100% of goal, $21,000 per year or $5,250 per quarter); and

        20% for meeting "Managed by Objectives" goal (at 100% of goal, $21,000 per year or $5,250 per quarter).

Exceeding goals will result in pro rata increase in Leverage Compensation on a quarterly basis. For example, achievement of 150% of professional services goal would result in quarterly Leverage payment of $11,812.50 ($26,250 total quarterly Leverage multiplied by 30% of Leverage distribution factor multiplied by 150% of goal achievement). Achieving less than 100% of goals will result in a pro rata decrease in Leverage Compensation on a quarterly basis. For example, achievement of 75% of professional services goal would result in quarterly Leverage payment of $5,906.25 ($26,250 total quarterly Leverage multiplied by 30% of Leverage distribution factor multiplied by 75% of goal achievement).

Additional Incentive Compensation ("Special Bonus") for achieving 110% of special bonus goal is $30,000 per year or $7,500 per quarter. Special Bonus goals will be pre-established quarterly to drive varying areas of focus and critical financial goals. Such Special Bonuses will be paid only when the Company overachieves plan goals. (E.g., such Special Bonuses could be paid upon making 110% or greater of quarterly goals such as for: operating income; professional services revenue; booking margins; or reduction in selling and general administrative costs.)

        All incentive goals are based on the current fiscal year financial plan, except for the goals for professional services. For fiscal year 2006, the goals for professional services shall be as follows:

	Quarter	Monthly Average
Q-1	2,415,000	805,000
Q-2	2,604,000	868,000
Q-3	2,839,017	946,339
Q-4	2,949,147	938,049